Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, dated as of September 10, 2026 (this “Supplemental Indenture”), is entered into by and among Magnolia Oil & Gas Operating LLC, a Delaware limited liability company (the “Company”), the party that is signatory hereto as Guarantor (the “Guaranteeing Subsidiary”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, WildFire Intermediate Holdings, LLC, a Delaware limited liability company (the “Issuer”), certain subsidiaries of the Issuer, as guarantors (the “Prior Guarantors”), and the Trustee have heretofore executed and delivered an indenture, dated as of September 26, 2024 (as amended, supplemented or modified from time to time, the “Indenture”) providing for the issuance of $600,000,000 aggregate principal amount of 7.500% Senior Notes due 2029 (the “Notes”);

WHEREAS, on September 10, 2026, the Issuer and certain of the Prior Guarantors merged into the Company and each ceased to exist;

WHEREAS, the Company is executing and delivering to the Trustee this Supplemental Indenture to become party to the Indenture and assume all of the obligations of the Issuer under the Notes and the Indenture, as applicable, and the Guaranteeing Subsidiary is executing and delivering to the Trustee this Supplemental Indenture to unconditionally guarantee, on a joint and several basis with any other guarantors party thereto, all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Guaranteeing Subsidiary are authorized to execute and deliver a supplemental indenture to comply with Section 5.01 of the Indenture (clause (c) of Section 9.01 of the Indenture) and assume the Issuer’s and the Prior Guarantors’ obligations (clause (d) of Section 9.01 of the Indenture) under the Indenture and the Notes without the consent of Holders of the Notes; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.            Company Assumption. The Company hereby agrees, as of the date hereof, to assume, to be bound by, to perform and to be liable, as a primary obligor and not as a guarantor or surety, with respect to, any and all payment obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in the Indenture and the Notes and all other obligations and agreements of the Issuer under the Indenture and the Notes and to become the “Company” under and as defined in the Indenture and the Notes.

3.            Guarantee. The Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture and (i) hereby joins and becomes a party to the Indenture as indicated by its signature below as a Guarantor and (ii) acknowledges and agrees to (x) be bound by the Indenture as a Guarantor and (y) perform all obligations and duties required of a Guarantor pursuant to the Indenture.

4.            No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of the Company or any Guarantor or any Parent Company will have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5.            Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (by .pdf) transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically (by .pdf) shall be deemed to be their original signatures for all purposes.

7.            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guaranteeing Subsidiary. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

9.            Benefits Acknowledged. Upon execution and delivery of this Supplemental Indenture, the Company and the Guaranteeing Subsidiary will be subject to the terms and conditions set forth in the Indenture. Each of the Company and the Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that its obligations as a result of this Supplemental Indenture are knowingly made in contemplation of such benefits.

10.           Successors. All agreements of both the Company and the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MAGNOLIA OIL & GAS OPERATING LLC, as Company

By:	/s/ Christopher Stavros
Name: Christopher Stavros
Title: President and Chief Executive Officer

MAGNOLIA OIL & GAS FINANCE CORP., As Guaranteeing Subsidiary

By:	/s/ Christopher Stavros
Name: Christopher Stavros
Title: President and Chief Executive Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
Name: Bradley E. Scarbrough
Title: Vice President

[Signature Page to Supplemental Indenture]